Hudson Pacific Properties, Inc. Announces Fourth Quarter and
Full Year 2010 Financial Results

Los Angeles, CA, March 15, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced fourth quarter and year-end financial results for the year ended December 31, 2010.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2010 totaled $5.1 million, or $0.21 per diluted share. These results exclude expenses associated with the acquisition of operating properties of $1.6 million, or $(0.06) per diluted share, and a one-time property tax expense reduction of $1.1 million, or $0.04 per diluted share. FFO including these specified items for the three months ended December 31, 2010 totaled $4.6 million.

The Company reported a net loss attributable to common shareholders of $1.2 million, or $(0.05) per diluted share, for the three months ended December 31, 2010, compared to net loss attributable to common shareholders of $0.8 million for the three months ended December 31, 2009. For the year ended December 31, 2010, the Company reported a net loss attributable to common shareholders of $3.3 million, compared to a net loss attributable to common shareholders of $0.6 million for the year ended December 31, 2009.

“We completed four important acquisitions on assets totaling 1.9 million square feet last quarter, including our 222 Kearny Street office property, 1455 Market Street office property and joint venture investment in One and Two Rincon Center, all in San Francisco, and 10950 Washington Blvd. office campus in Los Angeles, all of which are strategically located, quality buildings with solid occupancies and amenities meeting our investment criteria,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “We also experienced strong performance on our existing assets, especially at our media and entertainment campuses, where we continue to see steady improvement in occupancy.”

Fourth Quarter Highlights

•
FFO (excluding specified items) of $5.1 million, or $0.21 per diluted share, up from $4.4 million (excluding expenses associated with acquisitions of operating properties), or $0.18 per diluted share, in the third quarter;

•	Acquired three assets and completed a joint venture investment on office properties totaling 1.9 million square feet;

•	Improved trailing 12-month occupancy for the media and entertainment portfolio to 72.6%, compared to 68.3% for the trailing 12-month period ended December 31, 2009;

•	Generated net proceeds of approximately $83.9 million through the public offering of 3.5 million shares of 8.375% Series B Cumulative Preferred Stock;

•	Declared and paid quarterly dividend of $0.095 per common share; and

•	Declared and paid initial dividend of $0.12214 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended December 31, 2010

Total revenue during the quarter increased 98.9% to $21.1 million from $10.6 million a year ago. The increase in total revenue was primarily attributed to a $7.6 million increase in rental revenue to $14.9 million, a $1.3 million increase in tenant recoveries to $2.5 million, and a $1.4 million increase in other property-related revenue to $3.4 million. The increase in rental revenue from a year ago was largely the result of rental revenue from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Total operating expenses increased 79.8% to $17.2 million from $9.6 million a year ago. The increase in total operating expenses was primarily the result of a $2.6 million increase in office operating expenses to $4.6 million, a $3.4 million increase in depreciation and amortization to $5.9 million, and a $2.1 million increase in general and administrative expenses, with no comparable expense in the prior period, partially offset by a $0.5 million decrease in media and entertainment operating expenses to $4.6 million (including the one-time property tax expense reduction of $1.1 million). The increase in office operating expenses from the fourth quarter of 2009 was primarily the result of expenses related to office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Income from operations increased 279.0% to $3.9 million, compared to income from operations of $1.0 million a year ago.

Interest expense during the fourth quarter increased 26.1% to $2.6 million, compared to interest expense of $2.1 million a year ago. At December 31, 2010, the Company had $342.1 million of notes payable related to some of its properties, compared to $189.5 million of notes payable at December 31, 2009.

Segment Operating Results For the Three Months Ended December 31, 2010

Office Properties

Total revenue at the Company's office properties increased 244.9% to $11.7 million from $3.4 million in the fourth quarter of 2009. The increase was primarily the result of a $6.8 million increase in rental revenue to $9.5 million, and a $1.5 million increase in tenant recoveries to $2.1 million, which were largely attributable to contributions from office properties acquired in connection with the Company's initial public offering and during the third and fourth quarters of 2010.

Office property operating expenses increased 138.3% to $4.6 million from $1.9 million a year ago.

At December 31, 2010, the Company's office portfolio was 88.0% leased and 87.7% occupied, up from 86.3% leased and 81.6% occupied at September 30, 2010. During the quarter, the Company executed seven new and renewal leases totaling 23,344 square feet.

Media and Entertainment Properties

Total revenue at the Company's media and entertainment properties increased 30.4% to $9.4 million from $7.2 million in the fourth quarter of 2009. The increase was primarily the result of a $0.9 million increase in rental revenue to $5.5 million, and a $1.4 million increase in other property-related revenue to $3.4 million. Increased revenue was largely attributable to steadily improving occupancy at the media and entertainment properties.

Total media and entertainment expenses decreased 9.3% to $4.6 million (including the one-time property tax expense reduction of $1.1 million), compared to $5.1 million in the same period a year ago. Excluding the one-time property tax expense reduction, media and entertainment expenses would have increased 12.1% to $5.7 million, primarily as a result of higher operating expenses associated with improved occupancy and higher production activity at the media and entertainment properties.

As of December 31, 2010, the trailing 12-month occupancy for the Company's media and entertainment portfolio increased to 72.6% from 68.3% for the trailing 12-month period ended December 31, 2009. For the month of December 2010, the media and entertainment portfolio was 78.7% leased, up from 76.5% for September 2010 and 63.7% for December 2009.

Combined Operating Results For The Year Ended December 31, 2010

For the year ended December 31, 2010, total revenue was $60.6 million, an increase of 36.2% from $44.5 million for the year ended December 31, 2009. Total operating expenses were $50.4 million, compared to $36.7 million for the year ended December 31, 2009. As a result, income from operations was $10.2 million, compared to income from operations of $7.8 million for the year ended December 31, 2009. Acquisition-related expenses for the year ended December 31, 2010 was $4.3 million, with no comparable expense for the year ended December 31, 2009. The increase was due to transaction costs relating to the Company's acquisition of properties in connection with its IPO and related formation transactions and properties acquired during the third and fourth quarters of 2010. Interest expense for the year ended December 31, 2010 increased 0.4% to $8.8 million from $8.8 million for the year ended December 31, 2009.

Balance Sheet

At December 31, 2010, the Company had total assets of $1.0 billion, including cash and cash equivalents of $48.9 million. In addition, at December 31, 2010, the Company had total capacity of approximately $147.8 million on its $200 million secured credit facility, $36.7 million of which remained undrawn.

Financings

On February 11, 2011, the Company closed a five-year term loan totaling $92.0 million with Wells Fargo Bank, N.A. secured by the Company's Sunset Gower and Sunset Bronson media and entertainment campuses. The loan bears interest at a rate equal to one-month LIBOR plus 350 basis points. $37.0 million of the loan is currently subject to an interest rate swap agreement that fixes one-month LIBOR to a rate of 75 basis points through April 30, 2011. The Company is required to hedge at least half of the $92.0 million term loan not later than March 28, 2011.

Proceeds from the loan were used to fully refinance a $37.0 million mortgage loan secured by our Sunset Bronson campus that was scheduled to mature on April 30, 2011. The remaining proceeds were used to partially pay down the Company's $200 million secured credit facility. The Company has resulting undrawn availability of approximately $90.6 million on its $200 million secured credit facility.

Dividend

The Company's Board of Directors declared a dividend on its common stock of $0.095 per share for the fourth quarter of 2010, and on its 8.375% Series B Cumulative Preferred Stock of $0.12214 for the partial period commencing December 10, 2010 and ending December 31, 2010. Both dividends were paid on December 31, 2010, to stockholders of record on December 20, 2010.

2011 Outlook

As highlighted earlier, during the fourth quarter of 2010, the Company completed several material acquisitions and an issuance of 3.5 million shares of 8.375% Series B Cumulative Preferred Stock. The Company subsequently completed a term loan secured by its Sunset Gower and Sunset Bronson media and entertainment campuses. The impact of two of the acquisitions, 1455 Market Street and Rincon Center, issuance of the Series B Preferred Stock, and term loan on Sunset Gower and Sunset Bronson was not included in the Company's previous 2011 FFO guidance given in November 2010. In light of this recent activity, the Company is increasing its full year 2011 FFO guidance to a range of $1.01 to $1.06 per diluted share from the previous range of $0.82 to $0.86 per diluted share. This guidance includes the impact of this recent activity, the anticipated completion of the Rincon Center acquisition and related project refinancing within the second quarter of 2011, and borrowings under our secured credit facility in connection therewith. This guidance excludes the one-time impact of an early lease termination payment received from a single-floor tenant at our City Plaza project of $2.8 million, or $0.11 per diluted share, during the first quarter of 2011. Except as noted, this guidance excludes any impact from future acquisitions, dispositions, equity purchases, debt financings or repayments, recapitalizations, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company's fourth quarter and full year 2010 results may be found in the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 1:30 p.m. PDT / 4:30 p.m. EDT on Tuesday, March 15, 2011, to discuss results for the fourth quarter of 2010. To participate in the event by telephone, please dial (877) 941-4774 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4403921. International callers should dial (480) 629-9760 and use the same conference ID number. A digital replay of the conference call will be available beginning March 15, 2011, at 4:30 p.m. PDT / 7:30 p.m. EDT, through March 22, 2011, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4403921. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's website.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its wholly owned portfolio includes 12 properties totaling approximately 3.4 million square feet, strategically located in many of the Company's target markets. Upon completion of the Rincon Center acquisition the Company's portfolio will consist of 13 properties totaling approximately 4.0 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except share data)

	December 31, 2010	December 31, 2009
ASSETS
REAL ESTATE ASSETS
Land	$329,630	$193,042
Building and improvements	469,407	206,715
Tenant improvements	47,538	14,344
Furniture and fixtures	11,972	11,097
Property under development	7,904	4,148
Total real estate held for investment	866,451	429,346
Accumulated depreciation and amortization	(27,419)	(16,868)
Investment in real estate, net	839,032	412,478
Cash and cash equivalents	48,875	3,694
Restricted cash	4,121	4,231
Accounts receivable, net	4,478	1,273
Straight-line rent receivables	6,688	2,935
Deferred leasing costs and lease intangibles, net	85,286	19,219
Deferred financing costs, net	3,211	668
Goodwill	8,754	—
Prepaid expenses and other assets	4,130	3,736
TOTAL ASSETS	$1,004,575	$448,234

LIABILITIES AND EQUITY
Notes payable	$342,060	$189,518
Accounts payable and accrued liabilities	11,506	6,026
Below-market leases	20,994	11,636
Security deposits	5,052	2,939
Prepaid rent	10,559	11,102
Interest rate contracts	71	425
TOTAL LIABILITIES	390,242	221,646

6.25% Series A cumulative redeemable preferred units of the Operating Partnership	12,475	—
Redeemable non-controlling interest in consolidated real estate entity	40,328	—

EQUITY
Members' equity	—	223,240
Hudson Pacific Properties, Inc. stockholders' equity:
Series B cumulative redeemable preferred stock	87,500	—
Common stock, $0.01 par value 490,000,000 authorized, 22,436,950 outstanding at December 31, 2010	224	—
Additional paid-in capital	411,598	—
Accumulated other comprehensive income	6	—
Accumulated deficit	(3,482)	—
Total Hudson Pacific Properties, Inc. stockholders' equity	495,846	223,240
Non-controlling interests:
Members in consolidated real estate entities	—	3,348
Unitholders in the Operating Partnership	65,684	—
	65,684	3,348
TOTAL EQUITY	561,530	226,588
TOTAL LIABILITIES AND EQUITY	$1,004,575	$448,234

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Office
Rental	$9,461	$2,697	$22,247	$11,046
Tenant recoveries	2,108	589	4,023	2,024
Other	108	100	233	252
Total office revenues	11,677	3,386	26,503	13,322

Media & entertainment
Rental	5,478	4,617	20,931	19,916
Tenant recoveries	392	567	1,571	1,792
Other property-related revenue	3,401	2,025	11,397	9,427
Other	142	7	238	64
Total media & entertainment revenues	9,413	7,216	34,137	31,199

Total revenues	21,090	10,602	60,640	44,521

Operating expenses
Office operating expenses	4,562	1,914	10,212	6,242
Media & entertainment operating expenses	4,621	5,094	19,815	19,545
General and administrative	2,114	—	4,493	—
Depreciation and amortization	5,927	2,574	15,912	10,908
Total operating expenses	17,224	9,582	50,432	36,695

Income from operations	$3,866	$1,020	$10,208	$7,826

Other expense (income)
Interest expense	2,635	2,090	8,831	8,792
Interest income	(22)	(10)	(59)	(19)
Unrealized (gain) on interest rate contracts	—	(192)	(347)	(400)
Acquisition-related expenses	1,584	—	4,273	—
Other expenses	200	—	192	97
	$4,397	$1,888	$12,890	$8,470

Net loss	$(531)	$(868)	$(2,682)	$(644)
Less: Net income attributable to preferred non-controlling partnership interest	(622)	—	(817)	—
Less: Net income attributable to restricted shares	(25)	—	(50)	—
Less: Net income attributable to non-controlling members in consolidated real estate entities	(148)	33	(119)	29
Add: Net loss attributable to unitholders in the Operating Partnership	141	—	418	—
Net loss attributable to Hudson Pacific Properties, Inc. shareholders' / controlling member's equity	$(1,185)	$(835)	$(3,250)	$(615)
Net loss attributable to shareholders' per share - basic and diluted	$(0.05)	$—	$—	$—
Weighted average shares of common stock outstanding - basic and diluted	21,946,508	—	—	—
Dividends declared per common share	$0.095	$—	$—	$—

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

Three Months Ended
December 31, 2010
Reconciliation of net loss to Funds From Operations (FFO):
Net loss	$(531)
Adjustments:
Depreciation and amortization of real estate assets	5,927
Less: Net income attributable to non-controlling members in consolidated real estate entities	(148)
Less: Net income attributable to preferred non-controlling partnership interest	(622)
FFO	$4,626
Specified items impacting FFO:
Acquisition-related expenses	1,584
One-time property tax expense reduction	(1,089)
FFO (after specified items)	$5,121

Weighted average common shares/units outstanding - diluted	24,833
FFO (after specified items) per common share/unit - diluted	$0.21